Exhibit 99.5

CONSENT OF DATUK DR.SUDHAGAR A/L SATHIVAL

I Bella Perfect Inc. (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a director nominee.

Dated: December 29, 2025

Very sincerely,

/s/ Datuk Dr. Sudhagar A/L Sathival
Datuk Dr. Sudhagar A/L Sathival